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Exhibit 10.50

First Amendment to Letter of Intent

        This FIRST AMENDMENT TO THE LETTER OF INTENT (this "Amendment") is entered into as of October 4, 2002, by and among Valvino Lamore, LLC ("Valvino") and Maserati North America, Inc. ("MNA"). Capitalized and other terms used herein that are not defined herein shall have the meanings ascribed to them in the Letter of Intent (as defined below).

RECITALS

        WHEREAS, Valvino and MNA have entered into that certain Letter of Intent, dated May 24, 2002 (the "Letter of Intent"), pursuant to which MNA approved Valvino's request for Valvino, or an entity related to Valvino ("New Dealer Co."), to become an authorized Maserati dealer in the Las Vegas, Nevada market subject to the terms and conditions contained therein;

        WHEREAS, Section 12 of the Letter of Intent provides that there cannot be certain changes in the ownership structure of New Dealer Co. without the prior written approval of MNA; and

        WHEREAS, MNA and Valvino wish to amend Sections 1 and 12 of the Letter of Intent;

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Amendment, the parties hereto agree as follows:

        1.    Section 1 of the Letter of Intent is hereby deleted in its entirety and replaced with the following:

        "a). An entity to be formed or an existing wholly-owned subsidiary of Valvino Lamore, LLC ("New Dealer Co.") will commence dealership operations no later than December 31, 2004, barring any unforeseen delays in the construction of the "Le Rêve" hotel complex.

        b). The parties acknowledge and agree that both a land use ordinance amendment and a separate land use approval will be necessary before New Dealer Co. may lawfully commence dealership operations on the "Las Vegas Strip," and New Dealer Co. covenants and agrees to (i) file by no later than December 1, 2002, a petition with Clark County for amendment of the applicable land use ordinance, (ii) file as soon as possible after amendment of the land use ordinance, the necessary application for land use approval, and (iii) obtain both the ordinance amendment and land use approval no later than October 1, 2003."

        2.    Section 12 of the Letter of Intent is hereby deleted in its entirety and replaced with the following:

        "12. New Dealer Co. understands and agrees that New Dealer Co.'s application is based on New Dealer Co.'s representation that it will be a direct or indirect wholly-owned affiliate of Valvino Lamore, LLC or its publicly traded parent corporation (such entity, the "Parent Corporation"). Prior to the Parent Corporation's initial public offering, its stock will be approximately 47.431% owned by Mr. Stephen A. Wynn, approximately 47.431% owned by Aruze, USA, Inc., approximately 4.993% owned by Baron Asset Fund and approximately 0.146% owned by the Kenneth R. Wynn Family Trust. It is anticipated that, immediately after the IPO, the public stockholders will own no more than 40% of the Parent Corporation, with the remaining stock held in the same proportions noted above (not including restricted stock held by key employees and consultants of the Parent Corporation and its affiliates). New Dealer Co. understands and agrees that it (a) shall notify MNA in writing at least sixty (60) days in advance of any proposed sale by Mr. Stephen A. Wynn of stock of the Parent Corporation to any person, and (b) shall notify MNA in writing of any sale by Aruze USA, Inc. of stock of the Parent Corporation to any person either before such sale, if practicable, or, if not practicable, promptly after New Dealer Co. learns of such sale. In either event, that New Dealer Co. shall provide to MNA copies of all Schedule 13Ds and 13Gs filed by and with respect to the Parent Corporation. New Dealer Co. further understands and agrees that in the event that Mr. Stephen A. Wynn shall cease to hold at least 50% of the voting power of the issued and outstanding stock of the Parent Corporation without prior consultation with, and the prior written approval of, MNA, then such event, whether by operation of law or otherwise, shall constitute a material breach of this letter agreement (and any MNA Dealer Agreement to which New Dealer Co. may subsequently become a party) and shall justify its termination upon such notice, if any, required by applicable law. Notwithstanding anything to the contrary contained herein, for purposes of this Section 12, Mr. Stephen A. Wynn shall be considered to hold the voting power of all of the issued and outstanding stock of Parent Corporation that is subject to the voting agreement contained in Section 2 of that certain Stockholders Agreement, dated as of April 11, 2002, by and between Stephen A. Wynn, Aruze, USA, Inc. and Baron Asset Fund, as it may be amended, restated or supplemented from time to time."

        3.    Other Provisions of Original Letter of Intent. Notwithstanding any of the foregoing, the parties hereto acknowledge that the Letter of Intent is being modified only as stated herein, and agree that nothing else in the Letter of Intent shall be affected by this Amendment.

        4.    Counterparts. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers and representatives thereunto duly authorized.

MASERATI NORTH AMERICA, INC.		VALVINO LAMORE, LLC BY WYNN RESORTS, LIMITED ITS SOLE MEMBER
By:	/s/ JACK CLARKE	By:	/s/ STEPHEN A. WYNN
Name: Title:	Jack Clarke Business Development Manager		Stephen A. Wynn, Chairman and Chief Executive Officer

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Exhibit 10.50